                                                                     Exhibit 3.1

                                    FORM OF
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                               LANTE CORPORATION
                               -----------------


                                   ARTICLE I
                                   ---------

     The name of the Corporation is Lante Corporation.


                                  ARTICLE II
                                  ----------

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III
                                  -----------

     The nature of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the "Act").


                                  ARTICLE IV
                                  ----------

     A. Authorized Stock. The Corporation shall have authority to issue the following classes of stock, in the number of shares and at the par value as indicated opposite the name of the class:

                                   NUMBER OF
                                     SHARES                 PAR VALUE
            CLASS                  AUTHORIZED               PER SHARE
     -------------------       ------------------       -----------------
     Common Stock                 150,000,000                 $0.01
     Preferred Stock               10,000,000                 $0.01


     B. Dividends. Subject to the rights of the holders, if any, of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends at such times and in such amounts as may be declared thereon by the Board of Directors of the Corporation (the "Board of Directors") and shall share equally on a per share basis in all such dividends.

     C. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding shares of Preferred Stock shall be entitled upon dissolution, liquidation or winding up, the assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the shares of Common Stock.

     D.   Voting Rights.

          1. In General. Except as otherwise provided by the Act, the holders of Common Stock shall vote on all matters submitted to a vote of the stockholders of the Corporation. Each holder of Common Stock shall have one vote per share of Common Stock held by such holder on the date as of which the holders of Common Stock of record entitled to vote were determined.

          2. Cumulative Voting. The right of a holder of shares of the Corporation to cumulate its votes in elections of directors is hereby denied.

     E. Preferred Stock. Preferred Stock may be issued from time to time in one or more series. Subject to the other provisions of this Certificate of Incorporation and any limitations prescribed by law, the Board of Directors is authorized to provide for the issuance of and issue shares of the Preferred Stock in series and, by filing a certificate pursuant to the laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of any Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such series of Preferred Stock.

                                   ARTICLE V
                                   ---------

     The business and affairs of the Corporation shall be managed by, or under the direction of, a board of directors consisting of not less than five (5) nor more than fifteen (15) directors. The exact number shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution. Initially, the number of directors shall be nine (9) and shall consist of the following persons: C. Rudy Puryear, Mark Tebbe, John Kraft, John Oltman, Paul Yovovich, Judith Hamilton, James Cowie, Paul Carbery and John Landry.

     Upon the completion of the Corporation's initial public offering of its equity securities registered under the Securities Act of 1933, as amended (a "Public Offering"), the directors shall be divided into three classes, Class I, Class II and Class III with each class having as equal a number of members as reasonably possible. Class I shall initially consist of the following directors: Paul Carbery, John Kraft and John Oltman. Class II shall initially consist of the following directors: Judith Hamilton, C. Rudy Puryear and Paul Yovovich. Class III shall initially consist of the following directors: James Cowie, John Landry and Mark Tebbe. The initial term of office of the Class I, Class II and Class III directors shall expire at the first, second and third annual meeting of stockholders following the Public Offering, respectively. Beginning at the first annual meeting of stockholders following the Public Offering, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of stockholders in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Prior to the consummation of a Public Offering, directors may be removed as provided in the Act. Following the consummation of a Public Offering, directors may only be removed for cause, except as otherwise provided by law, by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote generally in the election of directors. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this
Article V.


                                  ARTICLE VI
                                  ----------

     A. Written Consent. Prior to the completion of an initial Public Offering, any action required to be taken by the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate with any governmental body, if such action had been voted on by stockholders at a meeting thereof, the certificate filed shall state, in lieu of any statement required by law concerning any vote of stockholders, that written consent had been given in accordance with the provisions of Section 228 of the Act, and that written notice has been given as provided in such section. Following the consummation of an initial Public Offering, any action required or permitted to be taken by the stockholders of the Corporation shall be effected only at a duly called annual or special meeting of stockholders of the Corporation and shall not be effected by consent in writing by the holders of outstanding stock pursuant to Section 228 of the Act or any other provision of the Act.

     B. Special Meetings. Special meetings of stockholders of the Corporation may be called upon not less than ten (10) nor more than sixty (60) days' written notice only by (i) the Chairman of the Board of Directors, (ii) the President of the Corporation, (iii) the Chief Executive Officer of the Corporation or (iv) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

     C. Amendment. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article VI.

                                  ARTICLE VII
                                  -----------

     In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation (the "By-laws"). The By-laws may be altered, amended, or repealed, or new By-laws may be adopted, by the Board of Directors in accordance with the preceding sentence or by the vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote generally in the election of directors at an annual or special meeting of stockholders; provided that, if such alteration, amendment, repeal or adoption of new By-laws is effected at a duly called special meeting, notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such special meeting. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of holders of at least eighty percent (80%) of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article VII.

                                 ARTICLE VIII
                                 ------------

     A director of the Corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor, in the absence of fraud, shall a director of the Corporation be liable to account to the Corporation for any profit realized by him or her from or through any transaction or contract of the Corporation by reason of the fact that such director, or any firm of which such director is a member or any corporation of which such director is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in a manner provided in the Act for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest.


                                  ARTICLE IX
                                  ----------

     Meetings of stockholders may be held within or without the State of Delaware as the By-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws. Election of directors need not be by written ballot unless the By-laws so provide.


                                   ARTICLE X
                                   ---------

     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of the Act or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of
Section 279 of the Act, order a meeting of the creditors or class of creditors and/or the stockholders or class of stock of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths (3/4) of the value of the creditors or class of creditors and/or the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement or to any reorganization of the Corporation as a consequence of such compromise or arrangement, said compromise or arrangement of said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  ARTICLE XI
                                  ----------

     The Board of Directors may adopt a resolution proposing to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.


                                  ARTICLE XII
                                  -----------

     A. Indemnification of Officers and Directors: Each person who is or was a director of the Corporation and each person who serves or served at the request of the Corporation as a director of another corporation shall be indemnified by the Corporation in accordance with and to the fullest extent authorized by the Act as the same now exists or may be hereafter amended. No amendment to or alteration or repeal of this Article XII shall apply to or have any effect on the rights of any individual referred to in this Article XII for or with respect to acts or omissions of such individual occurring prior to such amendment, alteration or repeal. The Corporation may, by action of its Board of Directors, indemnify its officers, employees, and agents to the fullest extent permitted by the Act.

     B. Elimination of Certain Liability of Directors: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Act, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Act. Any repeal or modification of this Article XII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                 *    *     *

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on _______________, 1999.




                                            By: /s/ C.Rudy Puryear
                                               ----------------------------
                                                    C. Rudy Puryear
                                                    Chief Executive Officer

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                               LANTE CORPORATION


     Lante Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to Section 141 and Section 151 of the General Corporation Law of the State of Delaware, the following resolutions were adopted pursuant to a Written Consent of the Sole Director of the Corporation which (i) authorized a new series of preferred stock of the Corporation, par value $.01 per share, and
(ii) provided for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 4,243,290 shares of Series A Convertible Preferred Stock of the Corporation, as follows:

     RESOLVED, that the Corporation hereby approves and authorizes a new series of Preferred Stock of the Corporation, to be known as "Series A Convertible Preferred Stock", consisting of 4,243,290 shares of Series A Convertible Preferred Stock, par value $.01 per share, which shall have the following powers, designations, preferences and other special rights:

Section 1.  Dividends.
            ---------

          1A. General Obligation. When and if declared by the Corporation's Board of Directors and to the extent permitted under the Delaware General Corporation Law, the Corporation shall, subject to Section 1D, pay preferential dividends in cash to the holders of the Series A Convertible Participating Preferred Stock ("Convertible Preferred") as provided in this Section 1. Dividends on each share of Convertible Preferred (a "Share") shall accrue on a daily basis at the rate of 7% per annum of the sum of the Liquidation Value thereof plus all accumulated (as defined below) and unpaid dividends thereon from and including the date of issuance of such Share to and including the date (the "Dividend Payment Date") which is the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation or (ii) the date on which such Share is converted into shares of Common Stock hereunder. Subjection to Section 1D, such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

          1B. Dividend Reference Dates. To the extent not paid on March 31, June 30, September 30, and December 31 of each year, beginning June 30, 1999 (the "Dividend Reference Dates"), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be "accumulated" and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

          1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to any Shares, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on such Shares held by each such holder.

          1D. Reduced Dividend Payments. Notwithstanding anything herein to the contrary, if upon conversion of any Shares the Fair Market Value per share of Common Stock is (i) greater than $10.25 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.), but less than $13.50 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.), the Corporation will be obligated to accrue and pay 50% of all accrued and unpaid dividends on such Shares being converted on the Dividend Payment Date and (ii) if the Fair Market Value per share of Common Stock is greater than $13.50 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.), then no dividends will be accrued or paid on such Shares being converted on the Dividend Payment Date.

          1E. Participating Dividends. In the event that the Corporation declares or pays any dividends upon Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of Convertible Preferred at the same time that it declares and pays such dividends to the holders of Common Stock, the dividends which would have been declared and paid with respect to Common Stock issuable upon conversion of Convertible Preferred had all outstanding Shares been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 2.  Liquidation.
            -----------

          Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Convertible Preferred and Parity Securities (but only so long as the issuance of such securities (if any) was in compliance with the Purchase Agreement and Section 5B hereof) shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon) or (ii) an amount equal to the number of shares of Common Stock that such holder would receive upon conversion of such

Share multiplied by the consideration payable with respect to each share of Conversion Stock in connection with such liquidation, dissolution or winding up, and the holders of Convertible Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of Convertible Preferred and Parity Securities (but only so long as the issuance of such securities (if any) was in compliance with Section 5B hereof) are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's shareholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of all Convertible Preferred and Parity Securities (but only so long as the issuance of such securities (if any) was in compliance with Section 5B hereof held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Convertible Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such liquidation, dissolution or winding up. For purposes of this Section 2, at the election of any holder of the Convertible Preferred, with respect to such holder's Shares, a Change of Control, Organic Change, or any other form of recapitalization or reorganization resulting in a change of control of the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation.

Section 3.  Priority of Convertible Preferred on Dividends and Redemptions.
            --------------------------------------------------------------

          So long as any Convertible Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities except repurchases of Common Stock from employee shareholders of the Corporation as contemplated by the Shareholders Agreement.

Section 4.  Redemptions.
            -----------

          4A. Scheduled Redemptions. The Corporation shall redeem the corresponding percentage specified below of the aggregate Shares issued at the Closing under the Purchase Agreement (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, etc. (the "Original Shares")) on the dates set forth below (the "Scheduled Redemption Dates"), at a price per Share (the "Redemption Price"), determined as of the applicable Scheduled Redemption Date, equal to the greater of (i) the Liquidation Value thereof (plus all accrued and unpaid dividends thereon), or (ii) the Fair Market Value of the shares of Common Stock the holders of such Shares would receive if such Shares converted to Common Stock:

     Scheduled Redemption Date      Specified Percentage of the Original Shares
     -------------------------      -------------------------------------------
          June 30, 2004                                25%
          January 30, 2005                             25%
          June 30, 2005                                25%
          January 30, 2006                             25%

          4B.  Redemption On Change of Control.

          (i) If a Change of Control is proposed to occur by the Corporation or the Corporation is otherwise aware that a Change of Control will occur, the Corporation shall give written notice of such Change of Control (a "Change of Control Notice") to each holder of Convertible Preferred not more than 45 days nor less than 10 days prior to the consummation of such Change of Control. A Change of Control Notice shall describe in reasonable detail the material terms and the proposed date of consummation thereof, and thereafter the Corporation shall give each holder of Convertible Preferred prompt written notice of any material change from the Change of Control Notice in the terms or timing of such transaction.

          (ii) In connection with the consummation of such Change in Control, each holder of Convertible Preferred then outstanding may elect to require the Corporation to redeem all or any portion of such holder's Convertible Preferred at the Redemption Price by giving written notice to the Corporation of such election within ten days after receipt of such Change of Control Notice from the Corporation. The Corporation shall give prompt written notice of such holder's election to all other holders of Convertible Preferred (but in any event within five days prior to the consummation of the Change of Control), and each other holder shall have until two days after the receipt of such notice from the Corporation to elect to request redemption (by written notice given to the Corporation) of all or any portion of such other holder's Convertible Preferred.

          (iii) Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein from the holder(s) who make such election(s) (each, an "Electing Holder") simultaneous with the Closing of the Change of Control, or if not a transaction to which the Corporation is a party, as soon as possible thereafter after receipt of such elections. If any proposed Change of Control does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction from the terms outlined in the Change of Control Notice, any Electing Holder may, but is not obligated to, rescind such Electing Holder's request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

          (iv) Redemptions made pursuant to this paragraph 4B shall not relieve the Corporation of its obligation to redeem Convertible Preferred on the Scheduled Redemption Dates pursuant to paragraph 4A above.

          4C.  Redemption Payments.

          (i) For each Share which is to be redeemed hereunder, subject to subparagraph 4C(iii) below, the Corporation shall be obligated on the Scheduled Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in cash immediately available funds equal to the Redemption Price of such Share.

          (ii) If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Redemption Price of such Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

          (iii) In conjunction with a contemplated Change of Control transaction, if any holders of Convertible Preferred have elected to require redemption of all or any portion of their Shares pursuant to paragraph 4B above, such holders of Convertible Preferred shall be entitled to receive the Redemption Price in cash (notwithstanding the fact that the consideration to be received in the contemplated Change of Control consists of securities (or part securities and part cash) issued by the acquiring company); provided, that if the acquiring corporation's auditors advise that such cash payment is likely to jeopardize the ability of the Change of Control transaction to qualify for "pooling" accounting treatment or favorable tax treatment, the holders of Convertible Preferred may require the Redemption Price in cash only to the extent so advised by the acquiring company's auditors and the remaining portion of the Redemption Price payable to holders of Convertible Preferred requesting redemption under paragraph 4B may be in the same form of securities received in connection with such Change of Control transaction rather than cash, provided that such holders are granted liquidity rights with respect to the securities so received, which are comparable to those which such holder has as a shareholder of the Corporation (including, but not limited to, redemption rights, registration rights and other liquidity rights) and reasonably satisfactory to a majority of such holders.

          4D. Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of any redemption of Convertible Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

          4E. Determination of the Number of Each Holder's Shares to be Redeemed. The number of Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

          4F. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

          4G. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

          4H. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares, except as expressly authorized herein.

Section 5.  Voting Rights; Certain Approval Rights.
            --------------------------------------

          5A. Voting. The holders of Convertible Preferred shall be entitled to notice of all shareholders' meetings in accordance with the Corporation's bylaws, and the holders of Convertible Preferred shall be entitled to vote on all matters submitted to the shareholders for a vote together with the holders of Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share entitled to one vote for each share of Common Stock issuable upon conversion thereof as of the record date for such vote or, if no record date is specified, as of the date of such vote.

          5B.  Approval of Certain Equity Issuances.

          (i) In addition to any other requirements of law, the Corporation will not, without the prior written consent of the holders of a majority of the outstanding Shares, authorize, issue or create, or enter into any agreement providing for the issuance (contingent or otherwise) or creation of, any class of (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable or exercisable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities) or
(b) any capital stock or other equity securities (or any securities convertible into or exchangeable or exercisable for any capital stock or other equity securities) (the securities described in the foregoing clauses (a) and (b) are referred to collectively herein as "Equity Securities"), other than Parity Securities or Junior Securities (or notes or debt securities containing no other equity features other than being convertible into or exchangeable or exercisable for Parity or Junior Securities), or (c) any Senior Securities or any additional shares of the Convertible Preferred, other than the contemplated issuance of up to 212,165 Shares during the 30-day period following the initial date of issuance and up to 707,214 Shares during the 90-day period following the date of issuance (in each case, as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.) to strategic investors or other business partners approved by Frontenac VII Limited Partnership and its affiliates ("Frontenac") and Dell USA, L.P. (which approval shall not be unreasonably withheld), provided that such strategic investors or other business partners shall not include any original equipment manufacturers of personal computers, servers or other computer hardware without the prior consent of Dell USA, L.P. In addition, prior to the consummation of a Qualified Public Offering, so long as Dell USA, L.P. owns at least 50% of the outstanding Shares held as of the date hereof, the Corporation shall not take any action under this clause (i) requiring the consent of the holders of a majority of the outstanding Shares without also obtaining prior written consent of Dell USA, L.P. (but not any of its transferees), which shall not be unreasonably withheld.

          (ii) Without the prior written consent by Frontenac so long as Frontenac holds any Shares, the Corporation shall not issue or sell (whether in a private or public sale, or in connection with an acquisition, joint venture, capital raising transaction or otherwise) any capital stock or other Equity Securities to any Person or entity at a price per share less than $7.07 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations etc.), except for (a) issuances of the Employee Share Pool and the Customer Share Pool, and (b) issuances of Equity Securities at the Fair Market Value thereof.

Section 6.  Conversion.
            ----------

          6A. Optional Conversion. At any time and from time to time, any holder of Convertible Preferred may convert all or any portion of such holder's Convertible Preferred (including any fraction of a Share) into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $7.07 (as adjusted by stock splits, stock dividends, reverse stock splits, recapitalizations, etc.) and dividing the result by the Conversion Price then in effect.

          6B. Mandatory Conversion. The Corporation shall have the right to require the conversion of all outstanding Convertible Preferred effective simultaneously with the consummation of a (i) Qualified Public Offering or (ii) upon the written request of the holders of a majority of outstanding Shares. Any mandatory conversion pursuant to clause (i) of the preceding sentence shall only be effected at the time of and subject to the closing of such Qualified Public Offering and upon written notice of such mandatory conversion delivered to all holders of Convertible Preferred at least five days prior to such closing. Any mandatory conversion pursuant to this paragraph 6B shall be in effect no less than five days following delivery of written notice of such mandatory conversion to all holders of Convertible Preferred.

          6C.  Conversion Procedure.

          (i) Except as otherwise provided herein, each conversion of Convertible Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing Convertible Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of Shares converted as a holder of Convertible Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          (ii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Redemption Price of such Share.

          (iii) Notwithstanding any other provision hereof, if a conversion of Convertible Preferred is to be made in connection with a Public Offering, an Organic Change or any other Change of Control or any other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

          (iv) As soon as possible after a conversion has been effected (but in any event within five business days thereafter), the Corporation shall deliver to the converting holder:

               (a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

               (b) if the Fair Market Value of the Common Stock as of the date of conversion is (i) greater than $10.25 per share (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.) but less than $13.50 per share (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.), payment in an amount equal to 50% of all accrued dividends with respect to each Share converted which have not been paid prior thereto or (ii) less than or equal to $10.25 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.) per share, payment in an amount equal to 100% of all accrued dividends with respect to each Share converted which have not been made prior thereto (it being understood that if the Fair Market Value is greater than $13.50 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.) per share, then no dividends shall be payable); and

               (c) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

          (v) The Corporation shall declare the payment of all dividends payable under subparagraph (iv)(b) above. If the Corporation is not permitted under applicable law to pay any portion of the accrued and unpaid dividends on Convertible Preferred being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.

          (vi) At the holder's option, the accrued and unpaid dividends on Convertible Preferred to be paid to the holder in connection with the conversion of such Convertible Preferred may be converted into an additional number of shares of Common Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

          (vii) The issuance of certificates for shares of Common Stock upon conversion of Convertible Preferred shall be made without charge to the holders of such Convertible Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any withholding taxes imposed by applicable Federal, state or local income tax law), liens, charges and encumbrances with respect to the issuance thereof.

          (viii) The Corporation shall not close its books against the transfer of Convertible Preferred or of Common Stock issued or issuable upon conversion of Convertible Preferred in any manner which interferes with the timely conversion of Convertible Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

          (ix) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of Convertible Preferred, such number of shares of Common Stock issuable upon the conversion of all outstanding Convertible Preferred. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes (other than any withholding taxes imposed by applicable Federal, state or local income tax laws), liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of Convertible Preferred.

          6D.  Conversion Price.

          (i) The initial Conversion Price shall be $7.07. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 6D.

          (ii) If and whenever on or following the original date of issuance of Convertible Preferred the Corporation issues or sells, or in accordance with paragraph 6E is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

          (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any Excluded Issuances.

          6E. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 6D, the following shall be applicable:

          (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share.

          For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share.

          For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

          (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option referred to in subparagraph 6E(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6E(i) or (ii) or the rate at which any Convertible Securities referred to in subparagraph 6E(i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in this paragraph 6E or paragraph 6D), the Conversion Price in effect at the time of such change shall immediately be adjusted to the Conversion Price which would have been in effect at such time had such Option or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in subparagraph 6E(i), or the rate at which any Convertible Securities referred to in subparagraph 6E(i) or (ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions which respect thereto designed to protect against dilution of the type set forth in this paragraph 6E or paragraph 6D, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall immediately be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder would be reduced. For purposes of paragraph 6E, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of Convertible Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

          (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of paragraph 6E, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of Convertible Preferred shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of Convertible Preferred.

          (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Fair Market Value thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Convertible Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Convertible Preferred. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses or such appraiser shall be shared one-half by the Corporation and one-half by the holders of Convertible Preferred.

          (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

          (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          6F. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          6G. Organic Change. Prior to the consummation of any Organic Change, in addition to any holder's redemption rights hereunder, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of Convertible Preferred then outstanding) to insure that the Convertible Preferred shall survive such Organic Change and thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Convertible Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Convertible Preferred immediately prior to such Organic Change. In each such case, the

Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of Convertible Preferred then outstanding) to insure that the provisions of this Section 6 and Sections 7 and 8 hereof shall thereafter be applicable to Convertible Preferred. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of Convertible Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          6H. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Convertible Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Common Stock issuable upon conversion of each Share.

          6I. Notices.

          (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Convertible Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii) The Corporation shall give written notice to all holders of Convertible Preferred at least 10 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, Change of Control, dissolution, liquidation or similar transaction (or series of transactions).

          (iii) The Corporation shall also give written notice to the holders of Convertible Preferred at least 10 days prior to the date on which any Organic Change shall take place.

Section 7. Purchase Rights.
           ---------------

          If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Convertible Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Convertible Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 8. Events of Noncompliance.
           -----------------------

          8A. Definition. An Event of Noncompliance shall have occurred if:

          (i) the Corporation fails to pay when due the full amount of dividends then accrued and payable on Convertible Preferred, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject, and such failure continues for a period of 15 days;

          (ii) the Corporation fails to make any redemption payment with respect to Convertible Preferred which it is required to make hereunder (including, without limitation, pursuant to subparagraph 4) whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject, and such failure to redeem continues for 30 days (such failure, a "Special Event of Noncompliance");

          (iii) the Corporation or any Person holding at least 5% of the then outstanding Common Stock (other than former employees of the Corporation and its Subsidiaries) breaches or otherwise fails to perform or observe in any material respect the Purchase Agreement, the Shareholders Agreement, the Registration Agreement, or any nonsolicitation agreement to which any such Person and the Corporation are party and such breach or failure continues for 30 days following the date of notice thereof by a holder of Convertible Preferred;

          (iv) any misrepresentation or breach of any representation or warranty contained in the Purchase Agreement, which breach or misrepresentation alone, or together with any other breaches or misrepresentations results in or would reasonably be expected to result in a Material Adverse Effect;

          (v) the Corporation makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation bankrupt or insolvent; or any order for relief with respect to the Corporation is entered under the Federal Bankruptcy Code; or the Corporation petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or of any substantial part of the assets of the Corporation, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation and is not terminated within 60 days following the commencement thereof;

          (vi) a judgment in excess of $5,000,000 is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged;

          (vii) the Corporation defaults in the performance of any obligation or agreement (including with respect to any Equity Securities) if the effect of such default is to cause an amount exceeding $5,000,000 to become due prior to its stated maturity or becomes subject to redemption prior to its scheduled date of redemption or to permit the holder or holders of any obligation to cause an amount exceeding $5,000,000 to become due prior to its stated maturity or becomes subject to redemption prior to its scheduled date of redemption; or

          (viii) the Corporation fails to close on the issuance and sale of 212,165 Shares to members of its Advisory Board and the Corporation's board of directors, for an aggregate purchase price of $1,500,000 on or prior to the thirtieth day following the initial date of issuance.

          8B. Consequences of Events of Noncompliance.

          (i) Upon the occurrence of an Event of Noncompliance, the holder or holders of a majority of Convertible Preferred then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of Convertible Preferred owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon. The Corporation shall give prompt written notice of such election to the other holders of Convertible Preferred (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder's Convertible Preferred by giving written notice thereof to the Corporation within seven days after receipt of the Corporation's notice. The Corporation shall redeem all Convertible Preferred as to which rights under this paragraph have been exercised within 60 days after receipt of the initial demand for redemption except that the Corporation shall redeem all Convertible Preferred immediately following a demand for redemption resulting from the occurrence of an event of noncompliance of the type described in paragraph 8A(viii) above.

          (ii) Upon the occurrence of a Special Event of Noncompliance, the number of directors constituting the Board shall, at the request of the holders of a majority of Convertible Preferred then outstanding, be increased by such number which shall constitute a minimum majority of the Board, and the holders of Convertible Preferred shall have the special right, voting separately as a single class (with each Share being entitled to one vote) and to the exclusion of all other classes of the Corporation's stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships. The special right of the holders of Convertible Preferred to elect members of the Board may be exercised at the special meeting called in the manner provided below in this subparagraph 8B(ii), at any annual or other special meeting of shareholders or, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a shareholders meeting. Such special right shall continue until such time as there is no longer any Special Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon any subsequent occurrence and continuation of any Special Event of Noncompliance.

          At any time when such special right has vested in the holders of Convertible Preferred, a proper officer of the Corporation shall, upon the written request of the holder of at least a majority of Convertible Preferred then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Convertible Preferred for the purpose of electing directors pursuant to this subparagraph. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least a majority of Convertible Preferred then outstanding. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least a majority of Convertible Preferred then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of shareholders and shall be held at the Corporation's principal office, or at such other place designated by the holders of at least a majority of Convertible Preferred then outstanding. Any holder of Convertible Preferred so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of shareholders to be called pursuant to this subparagraph.

          At any meeting or at any adjournment thereof at which the holders of Convertible Preferred have the special right to elect directors pursuant to this subparagraph 8B(ii), the presence, in person or by proxy, of the holders of a majority of Convertible Preferred then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of Convertible Preferred exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director.

          Any director so elected by the holders of Convertible Preferred shall continue to serve as a director until the date on which a Special Event of Noncompliance no longer exists. Thereafter, the number of directors constituting the Board of the Corporation shall decrease to such number as constituted the whole Board of the Corporation immediately prior to the occurrence of the Special Event (or Events) of Noncompliance giving rise to the special right to elect directors.

          (iii) If any Event of Noncompliance exists, each holder of Convertible Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 9. Registration of Transfer.

          The Corporation shall keep at its principal office a register for the registration of Convertible Preferred. Upon the surrender of any certificate representing Convertible Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on Convertible Preferred represented by such new certificate from the date to which dividends have been fully paid on such Convertible Preferred represented by the surrendered certificate.

Section 10. Replacement.

          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on Convertible Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 11. Definitions.

          "Change of Control" means (a) any sale, issuance or recapitalization or series of sales, issuances or recapitalizations of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any person or entity group of affiliated persons or entities (other than the holders of the Corporation's (or its predecessor's) outstanding capital stock as of June 17, 1999 and their affiliates) owning capital stock of the Corporation possessing the voting power to elect a majority of the Corporation's Board of Directors, (b) the closing of a sale or transfer of fifty percent (50%) or more of the assets of the Corporation on a consolidated basis in any transaction or series of related transactions and (c) any merger or consolidation to which the Corporation is a party except for a merger in which the Corporation is the surviving corporation and the holders of the Corporation's outstanding capital stock immediately prior to the merger would be entitled to elect a majority of the Corporation's Board of Directors after giving effect to such merger.

          "Common Stock" means, collectively, the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

          "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issued or issuable or deemed issued upon the exercise of any outstanding Options or conversion or exchange of any outstanding Convertible Securities, whether or not the Options or Convertible Securities are actually exercisable at such time.

          "Conversion Stock" means shares of the Corporation's Common Stock, par value $.01 per share; provided that if there is a change such that the securities issuable upon conversion of Convertible Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of Convertible Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

          "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

          "Customer Share Pool" means up to an aggregate of 2,000,000 shares of Common Stock to customers, vendors, consultants and other business partners in the ordinary course of business of the Corporation (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.).

          "Employee Share Pool" means up to an aggregate of 5,000,000 shares of Common Stock to be issued to employees, directors and members of the Corporation's Advisory Board and its Subsidiaries pursuant to the Corporation's 1998 Stock Option Plan or such other stock option plans and stock ownership plans approved by the Corporation's Board of Directors, less all such stock options and purchase rights outstanding as of June 17, 1999 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.).

          "Excluded Issuances" means any issuances or sale (or deemed issuance or sale) of (A) the Employee Share Pool, (B) the Customer Share Pool, (C) Common Stock in connection with a Public Offering or an acquisition or joint venture which does not require approval of the holders of a majority of Convertible Preferred pursuant to the Purchase Agreement or for which such approval has been given, (D) to the Corporation's debt financing sources, (E) up to 1,350,000 shares of Common Stock upon conversion of Subordinated Notes pursuant to the Plan of Reorganization as approved by the Board to be entered into as of July 1, 1999, (F) 1,200,000 shares of Common Stock issued to and upon the hiring of a new chief executive officer approved by Frontenac, or (G) 100,000 shares of Common Stock issued or issuable upon exercise of warrants issued to Thomas Hunter as compensation for recruiting services in connection with hiring of a chief executive officer (provided that Mr. Hunter delivers an appropriate release and a counterpart signature page to the Shareholders Agreement).

          "Junior Securities" means any Equity Securities issued by the Corporation which are junior to, and less favorable than, the Convertible Preferred in each of the following respects: liquidation preference, stated maturity/scheduled redemption , mandatory redemption (other than as a remedy in the case of a breach of or violation of the terms of such security), dividend preference or current pay dividend (other than upon conversion or redemption)).

          "Material Adverse Effect" means a material adverse effect on the financial condition, or operating results, assets or operations of the Corporation and its Subsidiaries, taken as a whole, or upon the value of the Convertible Preferred.

          "Liquidation Value" of any Share as of any particular date shall be equal to $7.07.

          "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

          "Organic Change" means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for common stock.

          "Parity Securities" means preferred stock issued by the Corporation on parity with the Convertible Preferred in each of the following respects and no more favorable than the Convertible Preferred, in any of the following respects: liquidation preference, stated maturity/scheduled redemption, mandatory redemption (other than as a remedy in the case of a breach or violation of the terms of such security), dividend preference and current pay dividend (other than upon conversion or redemption).

          "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Public Offering" means any underwritten offering by the Corporation of its Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

          "Purchase Agreement" means the Purchase Agreement, dated as of June 17, 1999, by and among the Corporation and certain investors, as such agreement may from time to time be amended, restated or supplemented in accordance with its terms.

          "Qualified Public Offering" means the sale in Public Offering (i) having an aggregate offering value at least $20 million, and (ii) in which the price per share paid by the public for such shares is at least (x) $10.25 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.), if such public offering is consummated on or prior to December 31, 1999, (y) $12.00 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.), if such Public Offering is consummated thereafter but before June 17, 2000, or (z) $13.50 (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.), if such public offering is consummated after June 17, 2000. In addition, a "Qualified Public Offering" will be deemed to have occurred at any time following consummation of a Public Offering when the Common Stock is listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market and the Fair Market Value thereof equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, etc.).

          "Registration Agreement" means the Registration Agreement, dated as of June 17, 1999, among the Corporation and certain of its shareholders, as such agreement may from time to time be amended, restated or supplemented in accordance with its terms.

          "Redemption Date" as to any Share means the date specified in the notice of any redemption at the Corporation's option or at the holder's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

          "Senior Securities" means preferred stock, the issuance by the Corporation of which has been approved by the holders of a majority of the Shares, and which is senior to and more favorable than the Convertible Preferred in any one of the following respects: liquidation preference, stated maturity/scheduled redemption or mandatory redemption (other than as a remedy in the case of a breach of violation of the terms of such security), dividend preference or current pay dividends (other than upon conversion or redemption).

          "Shareholders Agreement" means the Second Shareholders Agreement, dated June 17, 1999, between the Corporation and certain of its shareholders, as such agreement may from time to time be amended, restated or supplemented in accordance with its terms.

          "Subsidiary" means, with respect to any Person, any company, limited liability company, partnership, association or other business entity of which
(i) if a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

Section 12. Amendment and Waiver.

          No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 through and including 13 hereof without the prior written consent of the holders of a majority of Convertible Preferred outstanding at the time such action is taken; provided that no such action shall change (a) the rate and manner in which dividends on Convertible Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of Convertible Preferred or the times at which redemption of Convertible Preferred is to occur, without the prior written consent of the holders of at least 75% of Convertible Preferred then outstanding, (b) the Conversion Price of Convertible Preferred or the number of shares or class of stock into which Convertible Preferred is convertible, without the prior written consent of the holder of at least 75% of Convertible Preferred then outstanding, or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 75% of Convertible Preferred then outstanding; provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of Convertible Preferred then outstanding.

Section 13. Notices.

          Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any shareholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                           (Signature page follows)

     IN WITNESS HEREOF, the Company has caused this Certificate of Designations to be signed by an officer duly authorized as of this 30th day of September, 1999.


                                       LANTE CORPORATION,
                                       a Delaware corporation


                                       /s/ C. Rudy Puryear
                                       -----------------------------------------
                                       C. Rudy Puryear, President

                      CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
                               LANTE CORPORATION
                           (An Illinois Corporation)
                                      INTO
                               LANTE CORPORATION
                            (A Delaware Corporation)


     Lante Corporation, a corporation duly organized and existing under the laws of the State of Illinois (the "Company") DOES HEREBY CERTIFY:

     FIRST: That the Company was incorporated on September 4, 1984, pursuant to the Business Corporation Act of 1983 of the State of Illinois, the provisions of which permit the merger of a corporation of another state and a corporation organized and existing under the laws of said state.

     SECOND: That the Company owns all of the issued and outstanding stock of Lante Corporation, a corporation incorporated on September ___, 1999, pursuant to the General Corporation Law of the State of Delaware ("Lante-Delaware").

     THIRD: That the directors of the Company duly adopted the following recitals and resolutions at a meeting of the directors, and that the shareholders have approved such recitals and resolutions by written consent, thereby approving the merger of the Company with and into its wholly-owned subsidiary, Lante-Delaware:

     WHEREAS, the Company deems it desirable and in its best interests to effect a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code, as amended by merging itself with and into Lante Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Lante-Delaware"), pursuant to the terms of the Plan of Merger, substantially in the form set forth as Exhibit A attached hereto and made a part hereof (the "Plan of Merger").

     NOW, THEREFORE, BE IT RESOLVED: That the Company does hereby merge itself with and into Lante-Delaware, pursuant to the Plan of Merger.

     FURTHER RESOLVED: That the appropriate officers of the Company are hereby authorized, directed and empowered, in the name and on behalf of the Company, to execute, deliver and file, or cause to be filed (i) with the Delaware Secretary of State, a Certificate of Ownership and Merger setting forth the terms of the merger approved herein, and (ii) with the Illinois Secretary of State, Articles of Merger.

     FURTHER RESOLVED: That the appropriate officers of the Company are hereby authorized, empowered and directed, in the name and on behalf of the Company, to take such steps, and do all acts and things, including, without limitation, the execution, delivery and filing of any and all documents, agreements, certificates or instruments, as are or may become necessary of appropriate to effect the merger of the Company with and into Lante-Delaware.

     FOURTH: That the proposed merger has been approved and adopted by the directors and the shareholder of Lante-Delaware in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, said Lante Corporation, an Illinois corporation, has caused this Certificate of Ownership and Merger to be signed by its President C. Rudy Puryear, this ___ day of September, 1999.

                              LANTE CORPORATION
                              (an Illinois corporation)

                              By:
                                 -------------------------------
                                    C. Rudy Puryear, President

                                   Exhibit A
                                   ---------

                                 PLAN OF MERGER


     This Plan of Merger ("Agreement") is made as of September ___, 1999 by and between Lante Corporation, an Illinois corporation ("Terminating Corporation") and Lante Corporation, a Delaware corporation (the "Surviving Corporation"), such two corporations together being herein sometimes called the "Constituent Corporations".

                                R E C I T A L S:
                                ---------------

     A.   The merger is intended to qualify as a reorganization pursuant to
Section 368(a)(1)(F) of the Internal Revenue Code, as amended.

     B. Surviving Corporation is a corporation duly organized and existing under the law of the State of Delaware, and is a wholly owned Subsidiary of the Terminating Corporation.

     C. Terminating Corporation is a corporation duly organized and existing under the law of the State of Illinois and is the owner of all of the issued and outstanding shares of the Surviving Corporation.

     D. Surviving Corporation has an authorized capitalization consisting of 50,000,000 common shares with a par value of $.01 per share of which 1,000 shares are issued and outstanding and 10,000,000 preferred shares with a par value of $.01 per share of which no shares are issued and outstanding.

     E. Terminating Corporation has an authorized capitalization of 50,000,000 common shares with a par value of $.01 per share of which 13,477,612 shares are issued and outstanding and 10,000,000 preferred shares with a par value of $.01 per share of which 3,536,069 are issued and outstanding.

     F. The respective Boards of Directors of the Constituent Corporations have determined that it is advisable that the Terminating Corporation should be merged into the Surviving Corporation on the terms and conditions hereinafter set forth:

                               A G R E E M E N T:
                               -----------------

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

     1.1 On the "Effective Date" (defined in Section 1.2), the Terminating Corporation shall be merged into Surviving Corporation (such Merger being herein referred to as the "Merger"). Upon effectiveness of the Merger, the separate existence of the Terminating Corporation shall cease and the Surviving Corporation shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers and subject to all the duties and liabilities of a corporation organized under the General Corporation Law of the State of Delaware ("GCL").

     1.2 The Merger shall become effective upon filing with the Secretary of State ("Effective Date").

                                  ARTICLE II

     2.1 The Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Date shall be its Certificate of Incorporation.

     Such Certificate of Incorporation of the Surviving Corporation shall continue to be its Certificate of Incorporation until the same shall be further altered or amended.

     2.2 The By-Laws of the Surviving Corporation in effect immediately prior to the Effective Date shall be and remain the By-Laws of the Surviving Corporation until the same shall be altered, amended and repealed.

     2.3 The directors and officers of the Terminating Corporation in office on the Effective Date shall continue in office and shall constitute the directors and officers of the Surviving Corporation for the term elected until their respective successors shall be elected or appointed and shall have qualified.

                                  ARTICLE III

     3.1 Immediately upon the Effective Date without limiting the force and effect of any applicable provisions of the Business Corporation Act of 1983 of the State of Illinois ("BCA") or the GCL with respect to the legal effect of the Merger, all the real and personal property, rights and interest, privileges, franchises, patents, trade secrets and confidential information, trademarks, licenses, registrations and all other legal rights and assets of every kind and description of the Terminating Corporation, whether tangible or intangible shall be automatically transferred to, vested in and devolve upon the Surviving Corporation without further act or deed; and all property, rights and every other interest of the Surviving Corporation and the Terminating Corporation shall be as effectively the property of the Surviving Corporation as they theretofore were of the Surviving Corporation and the Terminating Corporation, respectively. The Terminating Corporation and its directors and officers hereby agree from time to time as and when requested by the Surviving Corporation or by its successors or assigns to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further actions as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, title to and possession of any and all property of such Terminating Corporation and otherwise to carry out all the intents and purposes hereof. The proper officers and directors of the Constituent Corporations are hereby fully authorized in the name and on behalf of the Constituent Corporations, respectively, to take any and all such actions.

     3.2 Immediately upon the Effective Date, without limiting the force and effect of any applicable provisions of the GCL or the BCA with respect to the legal effect of the Merger, all of the contracts and agreements to which the Terminating Corporation is a party shall be automatically assumed by the Surviving Corporation.

     3.3 Each of the Constituent Corporations hereby represents and warrants that it is not a party, jointly or severally, to any contract or agreement the terms of which would be violated or breached by it upon execution and consummation of this Agreement and that this Agreement is enforceable against each of the Constituent Corporations in accordance with its terms.

     3.4 Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or Surviving Corporation may be substituted in the place of the Terminating Corporation, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger. Surviving Corporation shall execute and deliver any and all documents which may be required for it to assume or otherwise comply with outstanding obligations of the Terminating Corporation.

                                  ARTICLE IV

     The manner and basis of converting the shares of stock of the Terminating Corporation into shares of stock of the Surviving Corporation shall be as follows:

     4.1 Each issued and outstanding share of stock of the Surviving Corporation, issued and outstanding immediately prior to the Effective Date shall be cancelled on the Effective Date, and no payment shall be made with respect thereto.

     4.2 Each issued and outstanding share of stock of the Terminating Corporation, issued and outstanding immediately prior to the Effective Date shall be changed and converted, without any action on the part of the holder thereof, into one fully paid and non-assessable share of the common or preferred stock, as applicable, of the Surviving Corporation.

     4.3 Each owner of an outstanding certificate or certificates, which prior to the Effective Date represented shares of the Terminating Corporation shall be entitled, upon surrender of such certificate or certificates to the Surviving Corporation, to receive in exchange therefor a certificate or certificates representing the number of common shares or preferred shares of the Surviving Corporation into which the shares of the Terminating Corporation theretofore represented by the surrendered certificate or certificates shall have been changed and converted as herein provided. Until so surrendered, the outstanding certificates which had represented shares of the Terminating Corporation shall be deemed and treated for all corporate purposes to represent the ownership of shares of the Surviving Corporation as though said surrender and exchange had taken place.

                                   ARTICLE V

     The Surviving Corporation shall pay all expenses incurred in connection with the Merger.

                                  ARTICLE VI

     Each of the Constituent Corporations shall take or cause to be taken all actions or do or cause to be done all things necessary, proper or advisable under the laws of the State of Illinois and the laws of the State of Delaware to consummate and make effective the Merger, subject however to the appropriate consent of the shareholders of each of the Constituent Corporations in accordance with the requirements of the applicable provisions of the laws of the State of Illinois and Delaware.

                                  ARTICLE VII

     This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective successors in interest.

                                 ARTICLE VIII

     Notwithstanding anything herein to the contrary, this Agreement may be terminated and abandoned by the Board of Directors of either of the Constituent Corporations at any time prior to the date of filing the required Certificate of Merger.

                                  ARTICLE IX

     The Board of Directors of the Surviving Corporation may amend, modify and supplement this Agreement in such a manner as it may determine at any time before or after approval and adoption hereof by the shareholders of the Constituent Corporations; provided, however, that after favorable action by the shareholders of the Surviving Corporation no such amendment, modification or supplement shall affect the rights of such shareholders in any manner which is materially adverse to such shareholders in the judgment of the Board of Directors.